Exhibit 2.1

EXPLORATION, DEVELOPMENT AND
MINE OPERATING AGREEMENT

BETWEEN

EMERALD MINING & LEASING, LLC
GOLDEN 8 MINING, LLC

AND

RIO GRANDE SILVER, INC.

February 21, 2008

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			Page

ARTICLE XVIII	CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION		39
	18.1	Business Information	39
	18.2	Participant Information	40
	18.3	Permitted Disclosure of Confidential information	40
	18.4	Privileged Documents	41
	18.5	Disclosure Required By Law	41
	18.6	Public Announcements	41

ARTICLE XIX	GENERAL PROVISIONS		42
	19.1	Notices	43
	19.2	Gender	43
	19.3	Currency	43
	19.4	Headings	43
	19.5	Waiver	43
	19.6	Modification	43
	19.7	Force Majeure	43
	19.8	Rule Against Perpetuities	44
	19.9	Further Assurances	44
	19.10	Entire Agreement; Successors and Assigns	44
	19.11	Memorandum	44
	19.12	Counterparts	45

EXHIBIT A	ASSETS AND AREA OF INTEREST
EXHIBIT B	ACCOUNTING PROCEDURES
EXHIBIT C	TAX MATTERS
EXHIBIT D	DEFINITIONS
EXHIBIT E	NET PROCEEDS CALCULATION
EXHIBIT F	INSURANCE
EXHIBIT G	INITIAL PROGRAM AND BUDGET
EXHIBIT H	PREEMPTIVE RIGHTS

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EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

          This Agreement is made as of February 21, 2008 (“Effective Date”) between EMERALD MINING & LEASING, LLC, a limited liability company formed under Colorado law (“EML”), the address of which is P.O. Box 628, Emerald Ranch Road, Creede, CO 81130, GOLDEN 8 MINING, LLC, a limited liability company formed under Oklahoma law (“G8”), the address of which is 6305 Waterford Blvd., Suite 300, Oklahoma City, OK 73118 and RIO GRANDE SILVER, INC., a Delaware corporation (“RGS”), the address of which is 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815.

RECITALS

                    A. EML and G8 own or control certain properties in Mineral County, State of Colorado, which properties are described in Exhibit A and defined in Exhibit D (“Properties”).

                    B. EML and G8 wish RGS to participate with them in the exploration, evaluation and if justified the development and mining of mineral resources within the Properties, and EML and G8 are willing to grant such rights to RGS.

                    C. In exchange for such participation EML and G8 agree to grant certain rights to RGS as set forth in this Agreement.

                    D. Unless otherwise stated, EML, G8 and RGS intend to grant the non-defaulting and/or surviving parties, the option to share proportionally, according to their respective Participating Interests, in any defaulting and/or non-surviving parties Participating Interest.

                    NOW THEREFORE, in consideration of the covenants and conditions contained herein, EML, G8 and RGS intend to become legally bound and agree as follows:

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

                    1.1 Definitions. The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

                    1.2 Cross-References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II
NAME, PURPOSES AND TERM

                    2.1 General. EML, G8 and RGS hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.

                    2.2 Name. The Assets shall be managed and operated by the Participants under the name of the “San Juan Silver Mining Joint Venture” (referred to herein as the “Venture”). The Manager shall accomplish any registration required by applicable assumed or fictitious trade name statutes and similar statutes.

                    2.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

(a)	to conduct Exploration within the Area of Interest,

(b)	to acquire additional real property and other interests within the Area of Interest,

(c)	to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining,

(d)	to engage in Operations on the Properties,

(e)	to engage in marketing Products, to the extent provided by Article XI,

(f)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties,

(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing, and

(h)	to provide the explanation of and vehicle by which, RGS obtains rights in and to the Business.

                    2.4 Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Section 4.

                    2.5 Term. The term of this Agreement shall be for fifty (50) years from the Effective Date and for so long thereafter as Products are produced from the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Business is earlier terminated as herein provided. For purposes hereof, Products shall be deemed to be produced from the Properties on a “continuous basis” so long as production in commercial quantities is not halted for more than four (4) consecutive years, subject to a tolling of time during periods for which Force Majeure has been declared. For purposes hereof, “commercial quantities” means processing through a mill or other processing facility, for beneficiation of Products of not less than 50% of mine and mill capacity as determined by the Feasibility Study, for a period of not less than 200 days in any calendar year, subject to any Force Majeure, provided that the Force Majeure may not last for more than three consecutive years in addition to the four years set forth above for a total of seven years.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES

                    3.1 Representations and Warranties of Each Participant. As of the Effective Date, each Participant warrants and represents to the other that:

                              (a) it is a limited liability company (in the case of EML and G8) or a corporation (in the case of RGS) duly organized and in good standing in its state of organization or incorporation and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

                               (b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

                               (c) it will not breach any other agreement or arrangement by entering into or performing this Agreement;

                               (d) it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

                               (e) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

                    3.2 Representations and Warranties of EML and G8. As of the Effective Date, EML and G8 (severally as to each 50% interest and not jointly) make the following representations and warranties to RGS:

                               (a) With respect to those Properties EML and G8 own in fee simple, if any, to their Knowledge EML and G8 are in exclusive possession of and own such Properties free and clear of all Encumbrances or defects in title except those specifically identified in Paragraph 1.1 of Exhibit A except to the extent that the transfer of some or all of such Properties to EML and G8 from Emerald Ranch Limited Liability Company has not yet been completed in the records of Mineral County, Colorado, or the Bureau of Land Management (which transfer of record is in the process of completion).

                               (b) With respect to those Properties in which EML and G8 hold an interest under leases or other contracts: (i) EML and G8 are in exclusive possession of such Properties; (ii) neither EML nor G8 has received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) EML and G8 have the authority under such leases or other contracts to perform fully their obligations under this Agreement; (iv) to EML’s and G8’s Knowledge, such leases and other contracts are valid and are in good standing; (v) neither EML nor G8 has any Knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to EML’s and G8’s Knowledge, such Properties are free and clear of all Encumbrances or defects in title except for those specifically identified in Paragraph 1.1 of Exhibit A.

                               (c) EML and G8 have delivered to or made available for inspection by RGS (directly or through access to the data that continues to be held by Homestake Mining Company of California) all Existing Data in their possession or control, and true and correct copies of all leases or other contracts relating to the Properties, such data being made available to RGS without warranty of the accuracy or completeness of the data and information or other warranty of any other kind.

                               (d) With respect to unpatented mining claims and millsites located by EML, G8, or their predecessor Emerald Ranch Limited Liability Company that are included within the Properties (except to the extent that the transfer of some or all of such Properties to EML and G8 from Emerald Ranch Limited Liability Company has not yet been completed in the records of Mineral County, Colorado, or the Bureau of Land Management (which transfer of record is in the process of completion)), except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States and to EML’s and G8’s Knowledge: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending August 31, 2008; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of Encumbrances or defects in title; and (vii) neither EML nor G8 has any Knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

                               (e) With respect to unpatented mining claims and millsites not located by EML, G8 or Emerald Ranch Limited Liability Company but which are included within the Properties (except to the extent that the transfer of some or all of such Properties to EML from one of its members, Emerald Ranch Limited Liability Company, has not yet been completed in the records of Mineral County, Colorado, or the Bureau of Land Management (which transfer of record is in the process of completion)), except as provided in Paragraph 1.1 of Exhibit A and subject to the paramount title of the United States: (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Subsection 8.2(k) through the assessment year ending August 31, 2008; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) neither EML nor G8 has any Knowledge of conflicting mining claims. Nothing in this Subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals.

                               (f) With respect to the Properties and except pending litigation filed by Wason Ranch Corporation in the U.S. District Court for the District of Colorado (07 CV 00267-EWN-MEH), to EML’s and G8’s Knowledge, there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Properties which have not been for fair consideration.

                               (g) Except as to matters otherwise disclosed in writing to RGS prior to the Effective Date,

(i)	Intentionally Left Blank.

(ii)	Intentionally Left Blank.

(iii)	(except as alleged in pending litigation filed by Wason Ranch Corporation in the U.S. District

Court for the District of Colorado (07 CV 00267-EWN-MEH) which allegations EML denies) EML has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant’s “Knowledge,” the term “Knowledge” shall mean actual knowledge on the part of the officers, employees, and agents of the representing Participant or of facts that would reasonably lead to the indicated conclusions.

                    3.3 Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participants in order to prevent the representations and warranties in this Article from being materially misleading. EML and G8 have disclosed or made available to RGS all information they believe to be relevant concerning the Assets and has provided to or made available for inspection by RGS all such information, but does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information (except as provided in Section 3.2) or as to the boundaries or value of the Assets. Each Participant represents to the others that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets, as to the environmental condition of the Properties, and upon its own geologic and engineering interpretations related thereto.

                    3.4 Record Title. Title to the Assets shall be held by EML and G8 as equal cotenants for EML, G8, and RGS, as their Participating Interests are determined pursuant to this Agreement. EML and G8 will, upon the Manager’s written request, and at the expense of the Business Account, and after RGS has earned a 70% Participating Interest or upon RGS’ withdrawal, assign to RGS an interest in the Property as co-tenant with EML and G8 equal to RGS’ Participating Interest, as such Participating Interest is at the time of the conveyance. To do so, EML and G8 will execute and deliver for filing with the Clerk and Recorder of Mineral County, Colorado and (if necessary) the Bureau of Land Management, deeds conveying the Properties.

                    3.5 Loss of Title. Subject to the limitations set forth in Section 3.7(b), any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of EML, G8 or RGS as to title shall be charged to EML, G8 or RGS, as the case may be.

                    3.6 Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by the Manager from the Business Account on behalf of each Participant in proportion to its Participating Interest.

                    3.7 Indemnities/Limitation of Liability.

                              (a) Each Participant shall indemnify the other Participants, their directors, officers, employees, agents and attorneys, or Affiliates (collectively “Indemnified Participant”) from and against the entire amount of any Material Loss. A “Material Loss” shall mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant (“Indemnifying Participant”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

                                        (i) any failure by a Participant to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by Section 3.6;

                                        (ii) any action taken for or obligation or responsibility assumed on behalf of the other Participants, their directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;

                                        (iii) failure of a Participant or its Affiliates to comply with the non-compete or Area of Interest provisions of Section 12.6 or Article XIII; and

                                         (iv) Intentionally Left Blank.

                                        (v) failure of a Participant or its Affiliates to comply with the preemptive right under Section 16.3 and Exhibit H.

A Material Loss shall not be deemed to have occurred until, in the aggregate, an Indemnified Participant incurs losses, costs, damages or liabilities in excess of $2,000,000 relating to breaches of warranties, representations and covenants contained in this Agreement. At such time, the Indemnified Participant shall be indemnified for all losses, including the first Two Million Dollars ($2,000,000). EML’s and G8’s aggregate liability to all Indemnified Participants under this Section for breaches of the representations in Subsection 3.2(g) shall be several (50% as to each), and shall not, however, exceed a total of $20,000,000, or the amount RGS has invested in the Project, whichever is less.

                              (b) Notwithstanding any other provisions in this Agreement, and except as provided in this Subsection 3.7(b), EML shall be solely responsible for any and all payments and other obligations that are or hereafter become due under that Assumption and Indemnification Agreement by and between Homestake Mining Company of California, EML and Emerald Ranch Limited Liability Company (“ERLLC”), and any such payments and other obligation chargeable to the Venture or RGS. RGS shall have no obligation to provide funding or payments for any Environmental Liabilities covered by the Assumption and Indemnification Agreement by and between Homestake Mining Company of California, EML and ERLLC; provided that the Venture shall be liable to EML and ERLLC for any liability incurred by EML and ERLLC subject to such agreement to the extent such liability arises directly from the activities or operations of the Venture or to Environmental Liabilities arising from activities or operations of the Venture and the parties shall be responsible for such liabilities in proportion to their Participating Interests. The provision for Material Loss, as defined by Subsection 3.7(a) does not apply to this subsection.

                               (c) If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participants within thirty (30) days after their receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant’s expense and with counsel of the Indemnified Participant’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant’s expense, employment of counsel of the Indemnifying Participant’s choice. Any damages to the assets or business of the Indemnified Participants caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participants have given notice that they will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participants shall be obligated to indemnify the Indemnified Participants. Any settlement or compromise of a matter by the Indemnifying Participants shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand. This Subsection 3.7(c) shall not apply to, and RGS may not seek indemnification from EML with respect to, any claims that have been or are hereafter asserted against RGS or any of its Affiliates in the pending litigation filed by Wason Ranch Corporation in the U.S. District Court for the District of Colorado (07 CV 00267-EWN-MEH).

               3.8 Investment. EML and G8 are Accredited Investors and are acquiring the Hecla Mining Company common stock (“Hecla Shares”) for their own accounts for purposes of investment and not with a view to distribution thereof within the meaning of the Securities Act or in violation of the registration requirements of the Securities Act or any state securities law. EML and G8 will refrain from transferring, alienating or otherwise disposing of the Hecla Shares or any interest therein in such a manner as to cause the RGS, or its affiliates, to be in violation of the registration requirements of the Securities Act or any state securities law. EML and G8 further understand that the Hecla Shares have not been registered under the Securities Act and may not be transferred except in compliance therewith.

ARTICLE IV
RELATIONSHIP OF THE PARTICIPANTS

                    4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute any Participant the partner of the others, or, except as otherwise herein expressly provided, to constitute any Participant the agent or legal representative of the other, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. No Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participants, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

                    4.2 Federal and State Tax Elections and Allocations. The Participants hereby agree to elect that this Agreement and all Operations hereunder be excluded from the applications of the provisions of Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the similar provisions of applicable state law. Each Participant agrees to effect this election pursuant to Section 761(a) of the Code. Subject to the written approval of the Participants, the Manager shall prepare and file any documents required to insure the Participants’ exclusion from Subchapter K and from similar provisions of applicable state law.

                    4.3           Intentionally Left Blank

                    4.4           Intentionally Left Blank

                    4.5 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participants. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to this Business nor to any other activity or operation of any Participant. No Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.6, within the Area of Interest after the termination of the Business. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Participant which facility is not owned or controlled by the Venture.

                    4.6 Waiver of Rights to Partition or Other Division of Assets. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

                    4.7 Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, no Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

                    4.8 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

                    4.9 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Financing and as provided in Subsection 3.7(a).

ARTICLE V
CONTRIBUTIONS BY PARTICIPANTS

                    5.1           Participants’ Initial Contributions.

                              (a) EML and G8, as their Initial Contribution, hereby contribute the Assets described in Exhibit A to the purposes of this Agreement. For the purposes of determining the Equity Accounts for EML and G8, this contribution shall have a value equal to $9,428,571 ($4,714,286 each to EML and G8) and shall not be reduced by the direct payments from RGS to EML and G8 contemplated by Section 5.1(b), below. EML and G8 will also provide RGS the opportunity to participate in any Financing arranged by EML, G8 or any Affiliate of EML or G8, on the most favorable terms obtained by EML, G8 or such Affiliate, with the understanding that neither EML, G8 nor any Affiliate has any obligation to arrange Financing.

                               (b) Subject to RGS’s right of withdrawal as set forth in Section 12.3, RGS, as its Initial Contribution, shall pay EML and G8 $8,000,000 in shares of Hecla Mining Company common stock (which may be restricted as that term is defined under Rule 144) as soon as is commercially practicable, but not later than ten (10) trading days of the execution of the Agreement (with the total number of shares to be issued based on 90% of the volume-weighted average price (the “VWAP”) of Hecla Mining Company shares on the New York Stock Exchange (“NYSE”) for the twenty trading (20) days immediately preceding the date of execution of the Agreement by EML and

G8. Such payment will be made equally to EML and G8 (that is, $4,000,000 in common stock to each). RGS shall receive a 30% inchoate interest upon payment of its Initial Contribution.

                    5.2 Additional Contributions. At such time as RGS has contributed the full amount of its Initial Contribution RGS shall:

                              (a) Incur $6,000,000 in Qualifying Expenses on or before the first anniversary of the Effective Date (which obligation is subject to Force Majeure and is subject to extension by agreement of the Management Committee on a per capita vote (not a vote based on Participating Interest)), and pay EML and G8 $2,000,000 (that is, $1,000,000 to each) inshares of Hecla Mining Company common stock (which may be restricted as that term is defined under Rule 144) on or before the first anniversary of the Effective Date. The total number of shares to be issued based on 90% of the VWAP of Hecla Mining Company shares on the NYSE for the twenty (20) trading days ending, five (5) trading days prior to the payment date. RGS shall receive a 60% Participating Interest.

                              (b) Incur $9,000,000 in Qualifying Expenses during the first 24 months following the Effective Date pursuant to approved Programs and Budgets (which obligation is subject to Force Majeure and is subject to extension by agreement of the Management Committee on a per capita vote (not a vote based on Participating Interest)), and shall receive a 65% Participating Interest.

                               (c) Incur $12,000,000 in Qualifying Expenses during the first 36 months following the Effective Date pursuant to approved Programs and Budgets (which obligation is subject to Force Majeure and is subject to extension by agreement of the Management Committee on a per capita vote (not a vote based on Participating Interest)), and shall receive a 70% Participating Interest. At such time as RGS has earned its 70% Participating Interest, the Participants, subject to Section 5.4, below, and any election permitted by Subsection 9.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

                               (d) Provide EML and G8 and its members with an opportunity to participate in any Financing arranged by RGS or any Affiliate of RGS, on the most favorable terms obtained by RGS or such Affiliate, with the understanding that neither RGS nor any Affiliate has any obligation to arrange Financing;

                    5.3           Failure to Make Initial Contribution.

                               (a) RGS’s failure to make its Initial Contribution described in Sections 5.1(b), if not cured within three (3) days after notice by EML or G8 of such default, shall be deemed to be a withdrawal of RGS from the Business.

                              (b) If RGS fails to make its Additional Contributions described in Sections 5.2(a)(b) and (c), RGS may cure within nine (9) months after receiving notice by EML or G8 of such default, by making the Additional Contributions described in Sections 5.2(a)(b) and (c), or by paying 100% of the value of the uncompleted Work, to EML and G8 (50% each to EML and G8).

                    5.4 Additional Contributions Prior to Feasibility Study. After RGS has completed its Initial Contribution as required by Section 5.1(b), and the Additional Contributions as defined in Section 5.2(a)(b) and (c), and has not completed a Feasibility Study, EML and G8 may elect for RGS to pay EML’s and G8’s full share of any adopted Program and Budget necessary to progress the project in accordance with the Program and Budget, up to a total of an additional $8,000,000. Following RGS’s funding of $8,000,000 in Qualifying Expenditures, funding of any adopted Program and Budget, necessary to progress the project, shall be paid pro rata by the participants in accordance with their Participating Interests. Provided, however, that nothing in this paragraph shall limit RGS’s ability to vote for or against a proposed Program and Budget. EML and G8 shall repay all amounts that RGS advanced for their account (but not more than a total of $1,200,000 each) and without interest, from 50% of their respective share of Net Proceeds.

ARTICLE VI
INTERESTS OF PARTICIPANTS

                    6.1 Initial Participating Interests. The Participants shall have the following initial Participating Interests:

RGS	-	0%
EML	-	50%
G8	-	50%

                    6.2 Changes in Participating Interests. The Participating Interests shall be eliminated or changed as follows:

                              (a) Upon RGS making its Initial Contribution as set forth in Section 5.1(b), the Additional Contributions as set forth in Section 5.2(a)(b) and (c) will reduce EML’s and G8’s Participating Interest equally;

                              (b) withdrawal or deemed withdrawal as provided in Sections 6.3, and Article XII;

                              (c) Upon an election by any Participant pursuant to Section 9.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

                              (d) In the event of default by any Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 10.5;

                              (e) Upon Transfer by any Participant of part or all of its Participating Interest in accordance with Article XVI; or

                              (f) Upon acquisition by any Participant of part or all of the Participating Interest of another Participant, however arising.

                    6.3           Elimination of Minority Interest.

                              (a) A Reduced Participant whose Recalculated Participating Interest becomes less than 5% shall have the right, at any time by notice to the Manager, to convert such Participant’s Participating Interest into the right to receive an equal percentage of Net Proceeds, if any, from Operations. For example, if a Participant has a 4% Participating Interest, that Participant may give notice to the Manager to convert the Participating Interest into a right to receive 4% of the Net Proceeds, if any, from Operations.

                              (b) If the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest that is different from the Participating Interest as to which notice of conversion was given pursuant to Section 6.3(a), the conversion to a Net Proceeds interest shall be adjusted to reflect the percentage attributable to the Recalculated Participating Interest.

                    6.4 Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of any Participant’s Participating Interest under Section 6.2 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section, such Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant’s initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for their proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that any Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Proceeds pursuant to Subsection 6.3(a).

                    6.5 Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5, shall be made monthly. However, any Participant, at any time upon the request of the other Participants, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.

                    6.6           Grant of Lien and Security Interest.

                              (a) Subject to Section 6.7, each Participant grants to the other Participants a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

                              (b) The liens and security interests granted by Subsection 6.6(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participants its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest. No Participant may record any notification of such lien or security interest unless and until the other Participants against whom the lien or security interest is being recorded, is in default in such Participant’s obligations hereunder.

                    6.7 Subordination of Interests. Each Participant shall, from time to time, take all reasonably necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 6.6 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Financing, and any modifications or renewals thereof.

ARTICLE VII
MANAGEMENT COMMITTEE

                    7.1 Organization and Composition. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of one (1) member appointed by EML, one (1) member appointed by G8, and two (2) members appointed by RGS. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments by a Participant shall be made or changed by notice to the other members. RGS shall designate one of its members to serve as the chair of the Management Committee.

                    7.2 Decisions. Each Participant, acting through its appointed member(s) in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over 50% shall determine the decisions of the Management Committee. During the period before RGS has earned a 70% Participating Interest, RGS will have a vote on the Management Committee as though it has earned a 70% Participating Interest unless RGS has given its notice to withdraw from the Venture.

                    7.3           Meetings.

                              (a) After RGS has earned a 60% Participating Interest, the Management Committee shall hold regular meetings at least quarterly in Creede, Colorado, or at other agreed places. The Manager shall give thirty (30) days notice to the Participants of such meetings. Additionally, any Participant may call a special meeting upon seven (7) days notice to the other Participants. In case of an emergency, reasonable notice of a special meeting shall suffice. Any member of the Management Committee may participate in any meeting in person or by telephone. There shall be a quorum if at least one member representing each Participant is present in person or by telephone; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participants are represented by at least one appointed member, and a vote of any of such Participants shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

                              (b) If business cannot be conducted at a regular or special meeting due to the lack of a quorum, any Participant may call the next meeting upon ten (10) days notice to the other Participant.

                              (c) Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if any

Participant adds the matter to the agenda at least ten (10) days before the meeting or with the consent of the other Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participants within thirty (30) days after the meeting. Any Participant may electronically record the proceedings of a meeting with the written consent of the other Participants. The other Participants shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by all Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to all Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participants’ proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

                    7.4 Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 7.3(c). The Management Committee may also take actions in writing signed by all members.

                    7.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE VIII
MANAGER

                    8.1 Appointment. The Participants hereby appoint RGS as the Manager with overall management responsibility for Operations. RGS hereby agrees to serve until it resigns as provided in Section 8.4.

                    8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets.

                              (a) The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article IX.

                              (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

                              (c) The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.

                              (d) The Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment.

                              (e) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets (subject only to the exclusions contained in Section 3.7(b)); (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant’s sales revenue or net income and taxes, including production taxes, attributable to a Participant’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

                              (f) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 8.3. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of the Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

                              (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participants shall have the right to participate, at their own expense, in such litigation or administrative proceedings. The non-managing Participants shall approve in advance any settlement involving payments, commitments or obligations in excess of $250,000 in cash or value.

                              (h) The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

                              (i) The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of $250,000; (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.2; (iii) begin a liquidation of the Business; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

                              (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

                              (k) The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 8.3. The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 8.3.

                              (l) If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

                              (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants.

                              (n) The Manager shall maintain Equity Accounts for each Participant. Each Participant’s Equity Account shall be credited with the value of such Participant’s contributions under Subsections 5.1(a) and 5.1(b) and shall be credited with amounts contributed by such Participant under Section 5.3. Each Participant’s Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products.

                              (o) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to Article XVIII, at all reasonable times the Manager shall provide the Management Committee, or other representative of a Participant upon the request of such Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant’s cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to Article XVIII. In addition, the Manager shall allow the non-managing Participants, at the latters’ sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participants do not unreasonably interfere with Operations.

                              (p) The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical or as required by law, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

                              (q) The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participants reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

                              (r) The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

                              (s) If Participating Interests are adjusted in accordance with this Agreement, the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

                              (t) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 7.1.

                    8.3 Standard of Care. The Manager shall discharge its duties under Section 8.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other Participants for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct, recklessness, or gross negligence. The Manager shall not be in default of any of its duties under Section 8.2 if its inability or failure to perform results from the failure of the other Participants to perform acts or to contribute amounts required of them by this Agreement.

                    8.4 Resignation; Deemed Offer to Resign. The Manager may resign upon not less than two (2) months’ prior notice to the other Participants, in which case the other Participants may elect to become the new Manager(s) by notice to the resigning Participant within fifteen (15) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant(s) at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote. The other Participant(s) may appoint one of themselves or a third party as the Manager.

                              (a) The aggregate Participating Interest of the Manager and its Affiliates becomes less than 10%;

                              (b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participants demanding performance;

                              (c) The Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;

                              (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

                              (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

                              (f) Entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

                    8.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.

                    8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

                    8.7 Activities During Deadlock. If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE IX
PROGRAMS AND BUDGETS

                    9.1 Initial Program and Budget. The Initial Program and Budget to which all Participants have agreed is hereby adopted and is attached as Exhibit G.

                    9.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 9.13, and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

                    9.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 7.2 and 9.4. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two (2) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

                    9.4 Review and Adoption of Proposed Programs and Budgets. Within thirty (30) days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:

                              (a) Notice that the Participant approves any or all of the components of the proposed Program and Budget;

                              (b) Modifications proposed by the Participant to the components of the proposed Program and Budget; or

                              (c) Notice that the Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager’s proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Subsections 9.4(a), (b) or (c), then the Manager working with the other Participants shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to all Participants. The Manager shall then call a Management Committee meeting in accordance with Section 7.3 for purposes of reviewing and voting upon the proposed Program and Budget.

                    9.5 Election to Participate. Neither EML nor G8 has any obligation to contribute to any Program and Budget submitted pursuant to this Article IX until RGS has completed its Initial Contribution, Additional Contributions as defined in Section 5.2 (“Additional Contibutions”), and earned its 70% Participating Interest. If RGS has completed its Initial Contribution, Additional Contributions, earned its 70% Participating Interest, and failed to provide a Feasibility Study, RGS shall contribute up to an additional $8,000,000 if required to advance the project pursuant to Section 5.4. The following provisions of this Section 9.5 apply only to Programs and Budgets submitted after RGS has completed its Initial Contribution, Additional Contributions, earned its 70% Participating Interest, and provided a Feasibility Study, or contributed up to an additional $8,000,000 pursuant to Section 5.4.

                              (a) By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget: (i) in proportion to its respective Participating Interest, (ii) in some lesser amount than its respective Participating Interest, or (iii) not at all. In case of an election under Subsection 9.5(a)(ii) or (iii), its Participating Interest shall be recalculated as provided in Subsection 9.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

                              (b) If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, one or more of the remaining Participants may elect to fund all or any portion of the deficiency. If more than one Participant elects to fund the deficiency, the electing Participants may do so in proportion to their respective Participating Interests. The Participating Interest of the Reduced Participant shall be provisionally recalculated as follows:

                                        (i) for an election made before Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Participant’s Equity Account with respect to its Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.2, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for all Participants; and then multiplying the result by one hundred, or

                                        (ii) for an election made after Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Participant’s Equity Account with respect to its Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.2, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for all Participants; and then multiplying the result by one hundred.

The Participating Interest of the other Participants shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participants elect not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

                              (c) Whenever the Participating Interests are recalculated pursuant to this Subsection 9.5, (i) the Equity Accounts of all Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Equity Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participants.

                    9.6            Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.

                              (a) If a Participant makes an election under Subsection 9.5(a)(ii) or (iii), then within fifteen (15) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

                              (b) If the Manager expended or incurred obligations that were less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 9.5(b) by substituting each Participant’s actual contribution to the adopted Budget for that Participant’s estimated contribution at the time of the Reduced Participant’s election under Subsection 9.5(a). If the Manager expended or incurred obligations that were more than the adopted Budget Section 9.12 shall be applicable.

                              (c) If the Manager expended or incurred obligations of less than 15% of the adopted Budget, within fifteen (15) days of receiving the Manager’s report on expenditures, the Reduced Participant may notify the other Participants of its election to reimburse the other Participants for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant’s proportionate share (at the Reduced Participant’s former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 10.3 plus two (2) percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participants with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article IX and shall bar the Reduced Participant from its rights under this Subsection 9.6(c) concerning the relevant adopted Program and Budget.

                              (d) All recalculations under this Article IX shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of the Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating

Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant’s share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that Participant’s obligation to make such contributions, reimbursements or adjustments.

                              (e) Whenever the Participating Interests are recalculated pursuant to this Section, (i) the Participants Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests; and (ii) the portion of Equity Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participants.

                      9.7            Intentionally Omitted.

                      9.8            Intentionally Omitted.

                      9.9            Intentionally Omitted.

                    9.10            Development Programs and Budgets; Financing.

                              (a) Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until thirty (30) days following the receipt by Manager of the Feasibility Study and the Participants having up to three (3) months to arrange Financing. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

                              (b) Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than twelve (12) months thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work (“Bid Report”). If bids described in the Bid Report result in the aggregate cost of Development work exceeding 125% of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 7.2 and 9.4.

                              (c) If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project

Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing. In no case shall the Manager be obligated to seek Project Financing on behalf of the Venture.

                    9.11 Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within thirty (30) days following receipt by the Manager of such Feasibility Study.

                    9.12 Budget Overruns; Program Changes. For Programs and Budgets adopted after completion of RGS’s Initial Contribution, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than 15% in the aggregate, then the excess over 15%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement. Budget overruns of 15% or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.

                    9.13 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

                    10.1 Monthly Statements. Commencing no earlier than three (3) months after RSG commences expenditures under Section 5.2, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month. EML and G8 shall together (in a single notification) provide RGS with written notice of any exceptions it may have to the statement of Qualifying Expenses, including Administrative Charges, submitted to it as provided above within three (3) months after receipt of the statement. Failure to provide such notice within the three (3) month period shall constitute acceptance by EML and G8 of the stated Qualifying Expenses and Administrative Charges.

                    10.2 Cash Calls. On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, or a billing made pursuant to Section 9.13 or 12.4, each Participant shall advance its proportionate share of such cash requirements. The Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to three (3) months. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

                    10.3 Failure to Meet Cash Calls. A Participant that has elected to participate in a Program and Budget as described in Section 9.5, but fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participants, but shall not be deemed as amounts contributed by the non-defaulting Participants in the event dilution occurs in accordance with Article VI. In addition to any other rights and remedies available to it by Law, the non-defaulting Participants shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

                    10.4 Cover Payment. If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participants may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a “Cover Payment”). If more than one Participant elects to fund the deficiency, the electing Participants may do so in proportion to their respective Participating Interests. Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section

10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

                    10.5 Remedies. The Participants acknowledge that if any Participant defaults in making a contribution required by Article V or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). The Participants acknowledge and recognize that the damage to the non-defaulting Participants could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participants may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

                              (a) The defaulting Participant grants to the non-defaulting Participants a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 6.6 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participants elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any available right to stay execution or to require a marshaling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency. If the non-defaulting Participants sell the defaulting Participant’s Participating Interest, they will do so based on a valuation of the defaulting Participant’s Participating Interest by an independent third party appraiser with expertise and experience in valuing mining properties. If the non-defaulting Participants or any Affiliate purchases the defaulting Participant’s Participating Interest at any such sale, it will purchase such Participating Interest for no less than 90% of the appraised valuation, without applying any minority interest, lack of marketability, or other discount.

                              (b) The non-defaulting Participants may elect to have the defaulting Participant’s Participating Interest diluted or eliminated as follows:

                                        (i) (A) For a default occurring before Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study, Feasibility Study Operations, Development or Mining, the Reduced Participant’s

Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant’s Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.2, and (3) the amount, if any, the Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for all Participants; and then multiplying the result by ninety.

                                              (B) For such a default occurring after Payout relating to a Program and Budget covering in whole or in part Exploration, Pre-Feasibility Study, Feasibility Study Operations, Development or Mining, the Reduced Participant’s Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant’s Initial Contribution under Section 5.1, (2) the total of all of the Reduced Participant’s contributions under Section 5.2, and (3) the amount, if any, the Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for all Participants; and then multiplying the result by one hundred.

The Participating Interest of the other Participants shall be increased, in proportion to their respective Participating Interests, by the amount of the reduction in the Participating Interest of the Reduced Participant, including the further reduction under Subsections 10.5(b)(i).

                                        (ii) Dilution under this Subsection 10.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting Participants, and not as amounts contributed by the defaulting Participant.

                                        (iii) Whenever the Participating Interests are recalculated pursuant to this Subsection 10.5(b), (A) the Equity Accounts of all Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Equity Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other Participants proportionally.

                              (c) If a Participant has defaulted in meeting a cash call or repaying a loan, and if one or more of the non-defaulting Participants have made a Cover Payment, then, in addition to a reduction in the defaulting Participant’s Participating Interest effected pursuant to Subsection 10.5(b), the non-defaulting Participants shall, in proportion to their respective Participating Interests, have the right, if the indebtedness arising from a default or Cover Payment is not discharged within sixty (60) days of the default and upon not less than thirty (30) days advance notice to the defaulting Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Participant in the Assets, including but not limited to its Participating Interest or interest in Net Proceeds, together with all proceeds from and accessions of the foregoing (collectively the “Defaulting Participant’s Entire Interest”) at a purchase price equal to ninety percent (90%) of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Participants. If only one non-defaulting Participant elects to make a Cover Payment, then that Participant shall have the right to purchase the Defaulting Participant’s Entire Interest. If the defaulting Participant conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Participants and a qualified independent appraiser appointed by the defaulting Participant; provided, however, that if the defaulting Participant fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-defaulting Participants shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Participants fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of any Participant. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant’s Entire Interest, the amount of any Cover Payment under Section 10.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 10.3 to the date of such transfer. Upon payment of such purchase price, the Defaulting Participant shall be deemed to have relinquished all of the Defaulting Participant’s Entire Interest to the non-defaulting Participants, but shall remain liable to the extent provided in Section 3.7(b) and Section 6.4.

                    10.6           Audits.

                              (a) After completion of RGS’s Initial Contribution, within ninety (90) days after the end of each calendar year, at the request of a Participant, an audit may be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless any Participant elects to conduct an independent audit pursuant to Subsection 10.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.

                              (b) Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participants thirty (30) days prior notice of such audit. Any audit conducted on behalf of any Participant shall be made during the Manager’s normal business hours and shall not interfere with Operations. No Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XI
DISPOSITION OF PRODUCTION

                    11.1 Taking In Kind. The Venture may dispose of all Products sufficient to pay the expenses of the Venture, including (without limitation) any royalties on the Properties, and shall account to each Participant for any Products disposed of for such Participant’s account (including the costs of sale). Each Participant may take in kind or separately dispose of its share of all Products in proportion to its Participating Interest to the extent not disposed of by the Venture. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. If a Participant elects to take in kind, the Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.

                    11.2 Hedging. No Participant shall have any obligation to account to the other Participants for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII
WITHDRAWAL AND TERMINATION

                    12.1 Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.

                    12.2 Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget for six (6) months after the expiration of the latest adopted Program and Budget, any Participant may elect to terminate the Business by giving fifteen (15) days notice of termination to the other Participants.

                    12.3 Withdrawal. A Participant may elect to withdraw from the Business by (i) in the case of RGS, failing to complete its Initial Contributions as required by Subsection 5.1(b), or (ii) giving notice to the other Participants of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or thirty (30) days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the Participants shall retain their respective ownership of the assets and liabilities (subject to Section 12.4) in proportion to their Participating Interests (if any) at the time of withdrawal.

                    12.4 Continuing Obligations and Environmental Liabilities. Subject to the limitations contained in Section 3.7, on termination of the Business or withdrawal under Sections 12.1, 12.2 or 12.3, each Participant shall remain liable for its respective share of liabilities, including Environmental Liabilities and Continuing Obligations. A withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

                    12.5 Disposition of Assets on Termination. Promptly after termination under Sections 12.1 or 12.2, the Manager shall take all action necessary to wind up the activities of the Business. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

                    12.6 Non-Compete Covenants. Neither a Participant that withdraws pursuant to Section 12.3, or is deemed to have withdrawn pursuant to Sections 5.2, 6.3 or 10.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twelve (12) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant shall be obligated to offer to convey to the non-withdrawing Participants, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participants, if the acquiring party is the withdrawing Participant’s Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing Participants at any time within ten (10) days after the offer is received by such non-withdrawing Participants. Failure of a Participant’s Affiliate to comply with this Section 12.6 shall be a breach by such Participant of this Agreement.

                    12.7 Right to Data After Termination. After termination of the Business pursuant to Sections 12.1 or 12.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

                    12.8 Continuing Authority. On termination of the Business under Sections 12.1, 12.2 or 12.3 or the deemed withdrawal of any Participant pursuant to Sections 5.2 or 10.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participants in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of all Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of all Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

                    13.1 General. Any interest or right to acquire any interest in real property or water rights related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of any Participant (“Acquiring Participant”) or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement. EML, G8 and RGS and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of any Participant to comply with this Article XIII shall be a breach by such Participant of this Agreement.

                    13.2 Notice to Non-Acquiring Participants. Within ten (10) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participants of such acquisition by it or its

Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article XIII. The Acquiring Participant’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participants.

                    13.3 Option Exercised. Within thirty (30) days after receiving the Acquiring Participant’s notice, the other Participants may notify the Acquiring Participant of their election to accept a proportionate interest in the acquired interest equal to their Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, by special warranty deed with title held as described in Section 3.4, all of the Acquiring Participant’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which all Participants have agreed. The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice. The other Participants shall promptly pay to the Acquiring Participant their proportionate share of the latter’s actual out-of-pocket acquisition costs.

                    13.4 Option Not Exercised. If the other Participants do not give such notice within the thirty (30) day period set forth in Section 13.3, they shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

                    Any Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of any Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participants, by special warranty deed and without cost to the objecting Participants, all of the abandoning Participant’s interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which all Participants have agreed. Upon the assignment, such properties shall cease to be part of the Properties. Each Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 6.3, 9.5, 9.6 and 10.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

ARTICLE XV
SUPPLEMENTAL BUSINESS AGREEMENT

                    At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of all Participants after RGS’s Initial Contribution obligations have been fully satisfied that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement (“Supplemental Business”), and the Participants shall enter into a new agreement (“Supplemental Business Agreement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Business identical to the rights and interests of the Participants in this Business at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Agreement.

ARTICLE XVI
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

                    16.1 General. A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article XVI.

                    16.2 Limitations on Free Transferability. Any Transfer by any Participant under Section 16.1 shall be subject to the following limitations:

                              (a) No Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

                              (b) No transferee of all or any part of a Participant’s Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participants notice of the Transfer, and, except as provided in Subsections 16.2(g) and 16.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant;

                              (c) No Participant, without the consent of the other Participants, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

                              (d) No Transfer permitted by this Article XVI shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

                              (e) Intentionally Left Blank.

                              (f) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:

                                        (i) agree, as between themselves, that one of them is authorized to act as the sole agent (“Agent”) on their behalf with respect to all matters pertaining to this Agreement and the Business; and

                                        (ii) notify the other Participants of the designation of the Agent, and in such notice warrant and represent to other Participants that:

                                                  (A) the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;

                                                  (B) the other Participants may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and

                                                  (C) all decisions of, notices and other communications from, and failures to respond by, the other Participants to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participants, which notice must conform to Subsection 16.2(f)(ii).

                              (g) If the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of any Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such transferring Participant’s financing payment or performance of that Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participants hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance (“Chargee”) first enter into a written agreement with the other Participants in form satisfactory to the other Participants, acting reasonably, binding upon the Chargee, to the effect that:

                                        (i) the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

                                        (ii) the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant’s Participating Interest to the other Participants, or, failing such a sale, at a public auction to be held at least sixty (60) days after prior notice to the other Participants, such sale to be subject to the purchaser entering into a written agreement with the other Participants whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. A sale to the other Participants shall be in proportion to their respective Participating Interests. If only one of the Participants elects to participate in the preemptive sale, it shall have the right to purchase 100% of the encumbering Participant’s Participating Interest. The price of any preemptive sale to the other Participants shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee’s notice to the other Participants of its intent to sell the encumbering Participant’s Participating Interest. Failure of a sale to the other Participants to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant’s Participating Interest at a public sale; and

                                        (iii) the charge shall be subordinate to any then-existing debt, including Financing previously approved by the Management Committee, encumbering the transferring Participant’s Participating Interest;

                              (h) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by any Participant upon distribution to it pursuant to Article XI creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 6.7.

                    16.3 Preemptive Right. Any Transfer by a Participant, to a non-Affiliate, under Section 16.1 and any Transfer by an Affiliate of Control of any Participant shall be subject to a preemptive right of the other Participants and to the Put Right of EML and G8 to the extent provided in Exhibit H. Failure of a Participant’s Affiliate to comply with this Article XVI and Exhibit H shall be a breach by such Participant of this Agreement.

ARTICLE XVII
DISPUTES

                    17.1 Governing Law. Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

                    17.2           Forum Selection. Federal District Court, Denver, Colorado

                    17.3           Intentionally Left Blank.

                    17.4 Dispute Resolution. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement among the Participants shall be submitted for mediation. The Participants shall meet in person for no less than two (2) hours to discuss in good faith a resolution of such dispute, controversy or claim within fifteen (15) days of a request by the other party, and following such meeting, if such dispute, controversy, or claim remains open, the Participants may file a claim in Federal District Court. The Participants agree to submit themselves to the exclusive jurisdiction of the Federal District Court in Denver, Colorado. The Participants agree to waive all rights to a jury trial. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Participant shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE XVIII
CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

                    18.1 Business Information. All Business Information shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by any Participant for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Participants. Except as provided in Sections 18.3 and 18.4, or with the prior written consent of the other Participants, each Participant shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

                    18.2 Participant Information. In performing its obligations under this Agreement, no Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by any Participant in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Each Participant may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but any Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 18.4, or with the prior written consent of the other Participants, which consent may be withheld in such Participant’s sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participants that constitutes Confidential Information.

                    18.3 Permitted Disclosure of Confidential Business Information. Any Participant may disclose Business Information that is Confidential Information: (a) to a Participant’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant; or (d) to a third party with whom the disclosing Participant contemplates any independent business activity or operation.

The Participant disclosing Confidential Information pursuant to this Section 18.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 18.3 and who have agreed in writing supplied to, and enforceable by, the other Participants to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article XVIII. Such writing shall not preclude parties described in Subsection 18.3 from discussing and completing a Transfer with the other Participants. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

                    18.4 Privileged Documents. Emerald Ranch Limited Liability Company has assumed certain potential liabilities of Homestake Mining Company of California (“Homestake”) related to the pending Wason Ranch litigation (07 CV 00267-EWN-MEH, U.S. District Court for the District of Colorado). Both Homestake and Hecla Mining Company or an Affiliate thereof (collectively “Hecla”) are defendants in such litigation. Certain Confidential Information disclosed or that may be disclosed to RGS pursuant Section 3.2(c) may also be privileged information pursuant to Federal Rules of Evidence Rule 501. Disclosure of such privileged information to RGS or Hecla pursuant to this Agreement, whether inadvertent or otherwise, shall not waive any applicable privilege.

                    18.5 Disclosure Required By Law. Notwithstanding anything contained in this Article XVIII, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.

Prior to any disclosure of Confidential Information under this Section 18.4, the disclosing Participant shall give the other Participants at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participants in intervention in any such proceeding.

                    18.6 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Participant shall first consult with the other Participants as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such Participant, there is not sufficient time to consult with the other Participants before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing Participant shall notify the other Participants, as soon as possible, of the pendency of such announcement or disclosure, and it shall notify the other Participants before such announcement or disclosure is made if at all reasonably possible. Any press release or other public announcement or disclosure to be issued by any Participant relating to this Business shall also identify the other Participants.

ARTICLE XIX
GENERAL PROVISIONS

                    19.1 Notices. All notices, payments and other required or permitted communications (“Notices”) to Participants shall be in writing, and shall be addressed respectively as follows:

If to Emerald Mining & Leasing, LLC	P.O. Box 628
Emerald Ranch Road
Creede, CO 81130
Attention:	Brian F. Egolf, Manager
Telephone:	719-658-0506

With a Copy to:	Burns, Figa & Will, P.C.
Suite 1000
6400 South Fiddler’s Green Circle
Greenwood Village, CO 80112
Attention:	J. Kemper Will and Herrick K. Lidstone, Jr.
Telephone:	303-796-2626
Facsimile:	303-796-2777

If to Golden 8 Mining, LLC	Golden 8 Mining LLC
6305 Waterford Blvd., Suite 300,
Oklahoma City, OK 73118
Attention:	James C. Brewer, Manager
Telephone:	405-858-9800
Facsimile:	405-858-9898

If to Rio Grande Silver, Inc.:	Rio Grande Silver, Inc.
6500 N. Mineral Dr., Suite 200
Coeur d’Alene, ID 83815
Attention:	President
Telephone:	(208) 769-4100
Facsimile:	(208) 769-7612

With a Copy to:	Hecla Mining Company
6500 N. Mineral Dr., Suite 200
Coeur d’Alene, ID 83815
Attention:	Vice President–General Counsel
Telephone:	(208) 769-4100
Facsimile:	(208) 769-7612

                              All Notices shall be given (a) by personal delivery to the Participants, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Any Participant may change its address by Notice to the other Participants.

                    19.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

                    19.3 Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

                    19.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                    19.5 Waiver. The failure of any Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant’s right thereafter to enforce any provision or exercise any right.

                    19.6 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all Participants.

                    19.7 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within six (6) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participants of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of all Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.

                    19.8 Rule Against Perpetuities. The Participants do not intend that there shall be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

                    19.9 Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Financing.

                    19.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings among the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

                    19.11 Memorandum. At the request of any Participant, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by all Participants, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform

Commercial Code filing offices, all such documents delivered to it by the Participants. Unless all Participants agree, this Agreement shall not be recorded.

                    19.12 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Emerald Mining & Leasing, LLC		Golden 8 Mining, LLC

By:	/s/ Brian F. Egolf	By:	/s/ James C. Brewer

	Brian F. Egolf		James C. Brewer
	Manager		Vice President and Manager

Rio Grande Silver, Inc.

By:	/s/ Ronald W. Clayton

Ronald W. Clayton
President